Mail Stop 3561


										January 19, 2006




Mr. David A. Brandon
Chief Executive Officer
Domino`s Pizza, Inc.
30 Frank Lloyd Wright Drive
Anne Arbor, Michigan 48106


		RE:	Domino`s Pizza, Inc.
			Domino`s, Inc.
			Form 10-K for Fiscal Year Ended January 2, 2005
Filed March 17, 2005
			File No.  1-132242 and 333-74797

Dear Mr. Brandon:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


									George F. Ohsiek, Jr.
									Branch Chief
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March 22, 2005
Page 1